Exhibit 99.1

IMAGE OMITTED	NEWS RELEASE

CPS Announces $147 Million Senior Subordinate Asset-Backed Securitization

IRVINE, California, September 19, 2012 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced the closing of its third term securitization in 2012. The transaction is CPS's sixth senior subordinate securitization since 2011.

In the transaction, qualified institutional buyers purchased $147,000,000 of asset-backed notes secured by automobile receivables purchased by CPS. The sold notes, issued by CPS Auto Receivables Trust 2012-C, consist of five classes. Ratings of the notes were provided by Standard & Poor’s and Moody's and were based on the structure of the transaction, the historical performance of similar receivables and CPS’s experience as a servicer.

Note Class	Amount	Interest Rate	Average Life	Price	Standard & Poor’s Rating	Moody's Rating
A	$111.72 million	1.82%	1.69 years	99.99660%	AA-	A2
B	$13.23 million	2.28%	1.94 years	99.99789%	A	A2
C	$8.82 million	3.32%	2.69 years	99.99005%	BBB	Baa1
D	$7.35 million	5.11%	2.34 years	99.98666%	BB	Ba1
E	$5.88 million	7.50%	1.79 years	99.98923%	B+	B1

The weighted average effective coupon on the notes is approximately 2.44%.

The 2012-C transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance. The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 11.00% of the then-outstanding receivable pool balance.

The transaction utilizes a pre-funding structure, in which CPS sold approximately $105.3 million of receivables today and plans to sell approximately $41.7 million of additional receivables during October 2012. This further sale is intended to provide CPS with long-term financing for receivables purchased primarily in the month of September. The transaction also included $10.3 million of receivables originally originated by CPS in 2006 and 2007 that were recently repurchased from a securitization transaction which closed in 2007.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the loans over their entire contract terms.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer

949 753-6800